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                                  AGREEMENT FOR
                             PEAK GAS SUPPLY SERVICE
                                    ("PGSS")


This Agreement ("Agreement") dated as of August 1, 1992, sets forth the understanding of Cascade Natural Gas Corporation ("Cascade"), Tenaska Gas Co. ("Tenaska") and Tenaska Washington Partners, L.P. ("Partnership"); (Tenaska and Partnership are, subject to the provisions of Section 28 hereof, collectively referred to as "Seller") for Peak Gas Supply Service to Cascade for the natural gas ("Gas") to be sold by Seller. Together Cascade, Tenaska and Partnership are sometimes referred to as the "Parties" and individually as a "Party."


1.   DEFINITIONS.


     Capitalized terms used herein have the respective meanings, for all purposes in this Agreement, as defined below or assigned thereto in the Sections of this Agreement listed below:


     "AFFILIATE" - Shall mean any Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any Person including, but not limited to: a parent of a partner; a corporation more than 50% of the voting stock of which is owned directly or indirectly by a partner or parent of a partner of a Corporation more than 50% of the voting stock of which is owned directly or indirectly by a corporation more than 50% of the voting stock of which corporation is owned directly or indirectly by a partner or by a parent of a partner.



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Agreement for Peak Gas Supply Service Page 2



     "BTU" - Shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59 DEG.F) to sixty degrees Fahrenheit (60 DEG.F). "MMBtu" shall mean 1,000,000 Btu's.


     "COGENERATION PLANTS" - Shall mean the cogeneration facilities which will be constructed and operated by Partnership to be located at the British Petroleum America Refinery in Ferndale, Washington and shall include other cogeneration plants or independent power plants that may be constructed between the Point of Receipt and the Point of Delivery.


     "COMMERCIAL OPERATION DATE" - means the date that Partnership and Puget Sound Power & Light Company acknowledge in writing that both units of the Facility are capable of delivering energy on a continuous basis in accordance with the provisions of the Agreement for Firm Power Purchase between Partnership and Puget. Partnership shall within twenty-four (24) hours of such date give written notice of such date to Cascade which date shall be the Commercial Operation Date hereunder.


     "CONSUMER PRICE INDEX" - Shall mean that index reported in the U.S. Department of Labor, Bureau of Labor Statistics Report for the "ALL URBAN CONSUMERS - U.S. CITY AVERAGE" - ALL ITEMS.


     "CONTRACT YEAR" - The period of 12 consecutive months beginning at 2:00 p.m. Pacific Standard Time on the first day of the month following the initial In-Service Date and each anniversary date thereafter.

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Agreement for Peak Gas Supply Service Page 3


     "DAILY CONTRACT QUANTITY" or "DCQ" - The daily quantity of gas which Cascade is obligated to transport for Seller pursuant to the Transportation Agreement.


     "DELIVERY POINT" - Shall mean the delivery points identified in Paragraph 7 of this Agreement.


     "DEMAND RATE" - Shall mean the yearly rate independent of the volumes actually transported as set forth in Sections.


     "GAS SALES AGREEMENT" - Shall mean the Gas Sales Agreement between Tenaska and Partnership dated August 1, 1992 as such may be amended or restated from time to time.


     "GROSS HEATING VALUE" - Shall mean the total calorific value expressed in Btu's per cubic foot.


     "IMPORT POINT" - Shall mean the point of interconnection of Westcoast and Cascade located near Sumas, Washington.


     "IN-SERVICE DATE" - Section 2.5.


     "NORTHWEST" - Northwest Pipeline Corporation.


     "PERSON" - An individual, corporation, voluntary association, joint stock company, business trust, partnership or other entity.


     "PGSS" - "Peak Gas Supply Service" - Section 2.1.


     "PGSS GAS" - Shall mean PGSS Gas or Gas provided to Cascade by Seller under this Agreement.
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     "PGSS VOLUME" - Section 2.1.

     "TRANSPORTATION AGREEMENT" - The agreement between the Parties dated January 15, 1991, as amended, for Natural Gas Service Firm Transportation.

     "WESTCOAST" - Section 7.

     "WUTC"  -  Washington Utility and Transportation Commission

2.   PGSS

2.1 Subject to the Operating Guidelines and other terms and conditions hereinafter set forth, Seller shall provide to Cascade Peak Gas Supply Service ("PGSS") up to 300,000 MMBtu ("PGSS Volume").

2.2 At any time upon request by Cascade, Seller will sell and deliver and Cascade will purchase and accept gas for which Cascade has prepaid and which has not been previously sold and delivered. Gas will be delivered on any day at an hourly rate as set forth in the Operating Guidelines.

2.3 At any time that the undelivered volume of Gas for which Cascade has prepaid falls below the PGSS Volume set forth in Section 2.1 above, Cascade shall have the right to prepay for additional Gas up to the PGSS Volume set forth in Section 2.1 above.

2.4 The total Gas volumes to be sold and delivered hereunder in any Contract Year shall not exceed two (2) times the PGSS Volume set forth in Section
     2.1 above, unless the Parties otherwise mutually agree.

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Agreement for Peak Gas Supply Service Page 5


2.5 Seller shall not be obligated to sell and deliver Gas until the first day of the month following the date that the Cogeneration Plant achieves its Commercial Operation Date ("In-Service Date").


3.   INCREASES AND DECREASES IN PGSS VOLUME.
3.1 If at any time during the term of this Agreement, Seller shall increase its DCQ under the Transportation Agreement, Cascade shall have the right, but not the obligation, to increase the amount ("PGSS Volume Excess") of PGSS Volume in effect at the time and the hourly rate of delivery of the Gas. Cascade shall give notice to Seller of its election to increase the amount of PGSS Volume no later than 45 days after Seller makes its election for increasing its DCQ. Immediately upon such election by Cascade, the Parties shall negotiate in good faith for the annual Demand Rate for the PGSS Volume plus the PGSS Volume Excess based on the then current cost of providing any required additional facilities, and for other terms and conditions which will affect the delivery of the Gas, including the hourly rate. In the event additional facilities are not required to accommodate the PGSS Volume Excess, no change will be made in the Demand Rate in effect at the time the PGSS Volume Excess becomes effective. In any event, election by Cascade to increase the PGSS Volume shall not occasion any change in the usage rate to be charged as service hereunder.

3.2 In the event Seller shall reduce its DCQ under the terms of the Transportation Agreement, the amount of reduction in the hourly rate of delivery of Gas and the PGSS Volume in effect at the time shall be determined at the time based upon the reduction in the operating level of the
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     Cogeneration Plant and will be reflected through revision of this Agreement and the Operating Guidelines. The amount of the reduction of the Demand Rate shall be determined as follows:

     (a) if the level of PGSS Volume has not been increased beyond the level in effect as of the date of this Agreement or if the Demand Rate has not been increased other than for escalations as provided for in Section 5, the Demand Rate shall not be reduced, or

     (b) if the Demand Rate in effect at the time of the decrease has been increased in addition to escalations because additional facilities have been required because of the election of a PGSS Volume Excess as provided for in Subsection 3.1, such Demand Rate shall be reduced but the reduction shall be applied only to that portion of the Demand Rate in excess of the Demand Rate that would otherwise be in effect by reason of escalation pursuant to Section 5 ("Demand Rate Excess").
          The total reduction in PGSS Volume Excess shall be applied sequentially beginning with the most recent block of PGSS Volume Excess. The reduction in the Demand Rate Excess shall be applied sequentially beginning with the most recent Demand Rate Excess until the total reduction in PGSS Volume Excess is covered.

     (c) Any reduction in the Demand Rate shall be effective as of the effective date of the reduction in PGSS Volume.


4. PREPAYMENT AND PRICING OF GAS. The prepayment for PGSS Volume and the pricing therefor shall be dependent upon
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          the timing and the nature of the prepayment as described below.

4.1 The total of the prepayment amount for PGSS Volume which Cascade desires to purchase shall be the proportional or full delivered cost of Btu equivalent amounts of fuel oil delivered to the Cogeneration Plant. Seller shall use its best efforts to coordinate the purchase of fuel oil equivalent to Cascade's PGSS Volume on a Gross Heating Value basis with the Cogeneration Plant's purchase of fuels oil for its own use. To the extent such efforts are successful, the total of the prepayment amount shall proportional share of Cascade and the Cogeneration Plant of the total delivered cost of fuel oil. To the extent such efforts are not successful, the total of the prepayment amount shall reflect the actual cost of the fuel oil delivered to the Cogeneration Plant. The total of the prepayment amount shall also include reasonable direct costs and expense as actually incurred and paid for transportation, administration, and amounts paid to third parties and shall also include any consumption or other tax on oil equivalent to the gross heating value of PGSS gas purchased by Cascade. Fuel oil quality shall be consistent with the specifications of the Cogeneration Plant.


4.2 Prior to purchasing fuel oil, Seller will submit to Cascade an estimate of the total of the prepayment amount recognizing that actual costs will be used in determining the total prepayment amount to be paid by Cascade.


4.3 Prior to the In-Service Date, Cascade shall prepay for the PGSS Volume set forth in Section 2.
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4.4  In the event that Cascade determines that the estimate submitted by Seller pursuant to Section 4.2 is unacceptable, Cascade may secure bids from fuel oil suppliers for the delivery of oil to the Cogeneration Plant. Cascade's bids will specify fuel oil quality consistent with the specifications of the Cogeneration Plant. If a bid submitted by Cascade represents the lowest bid obtained from fuel oil suppliers and Seller does not accept such bid then the low bid submitted by Cascade shall be used to determine the total prepayment amount to be paid by Cascade.


5. RATE. In addition to the payments to be made pursuant to Sections 4 and 6, Cascade will pay a yearly Demand Rate and a usage rate to Seller for PGSS. The initial yearly Demand Rate shall be [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] and the initial usage rate shall be [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per MMBtu of Gas actually delivered to Cascade. The Demand Rate shall become due and owing and shall be billed and paid for on the In-Service Date and on each anniversary date thereafter. On July 1, 1994 and each July 1 thereafter, the Demand Rate and usage rate shall be adjusted by one-half of the percentage change in the Consumer Price Index for the twelve (12) months ending three (3) months prior to each July 1. In addition, the rates to be charged by Seller shall be adjusted from time to time to include any governmental levies imposed on Seller in providing PGSS.


6.   STANDBY CHARGE.  In addition to the payments to be made pursuant to
     Sections 4 and 5, Cascade shall pay to Seller each month a Gas Supply Standby Charge equal to [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per MMBtu times the volume of natural gas transported by Cascade during the previous month pursuant to the
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Agreement for Peak Gas Supply Service
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          Transportation Agreement.  Each time that the Commodity Rate set forth in the Transportation Agreement is adjusted pursuant to Section 2(e), the Gas Supply Standby Charge shall be adjusted by the same percentage.


7. DELIVERY POINTS. At Seller's option the "Delivery Point(s)" hereunder shall be at either or both of the following: (a) the natural gas transmission facilities at or near NE/4 NW/4 Section 11, Township 40N, Range 4E, Whatcom County, Washington (generally referred to as the Bellingham II Station), or (b) at Sumas, Washington from Westcoast Transmission Company ("Westcoast"). Seller shall specify in advance of Gas delivery its Delivery Points; provided, however, Seller may revise its Delivery Points from time to time. The delivery of Gas hereunder on the delivering pipeline's facilities shall be subject to the operational procedures of the delivering pipeline.


8. DELIVERY PRESSURE. Seller shall deliver or cause the delivery of Gas hereunder at the pressures in the systems of Westcoast or Northwest Pipeline Corporation ("Northwest") as the case may be; provided, however, Seller shall not be required to install compression to accomplish delivery of Gas to Cascade.


9. QUALITY. The Gas sold and delivered by Seller to Cascade at the Delivery Point(s) hereunder shall be of such quality to meet the applicable quality specifications of Westcoast or Northwest depending upon the pipeline delivering the Gas.


10. MEASUREMENT. Measurements and determination of heating value of the Gas delivered hereunder shall be conducted or
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Agreement for Peak Gas Supply Service
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          caused to be conducted by Cascade in conformity with specifications prescribed by Westcoast or Northwest.

11. WARRANTY AND RISK. Seller warrants title to the Gas delivered hereunder and the right to sell the same and that it is free from any liens, encumbrances, and adverse claims. Seller agrees to pay, or cause to be paid, to the Persons entitled thereto or to make settlement for all royalties, overriding royalties, payments out of production and other like charges, including import fees and taxes, arising out of or with respect to the Gas sold and delivered hereunder. Seller shall defend, indemnify, and hold Cascade, its parents, subsidiaries, and affiliates, and their directors, officers, employees, and agents harmless against all suits, actions, claims, liabilities, losses, damages, and expenses, including costs of action and attorney's fees, arising from or out of any adverse claims of any and all Persons to, in, or against the Gas delivered by Seller to Cascade.


12.  CONDITIONS PRECEDENT.  This Agreement shall not become effective until:

     (a)  the Transportation Agreement becomes effective.

     (b) Tenaska shall have executed an agreement with the owners of the Cogeneration Plant by August 1, 1992 which will permit Seller to fulfill its obligations under this Agreement.

     (c) Cascade shall have with due diligence obtained all necessary approvals of this Agreement and/or associated
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Agreement for Peak Gas Supply Service
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          tariff schedules from the WUTC and the Oregon Public Utilities
          Commission on or before September 1, 1992.


     (d) Any one or all of the above dates may be extended by mutual agreement of the Parties. If, after good faith negotiations, the Parties do not agree to extend one or all of the dates, this Agreement may be terminated, without liability one to the other, by either Party upon written notice.

13. TERMINATION. The Agreement shall terminate as of the date of termination of the primary term of the Transportation Agreement. Upon termination, neither Party shall have any liability to the other except for any amounts due and owing to the other pursuant to the terms of this Agreement; provided, however, that if Seller exercises its option to extend the primary term or subsequent terms of the Transportation Agreement, Cascade shall have the right upon thirty
          (30) days' prior written notice to continue this Agreement; provided further, however, the provisions of Sections 6 and 25.8 shall survive such termination by Cascade until the extended term of the Transportation Agreement expires.


14. OPERATING GUIDELINES. The Parties agree that Operating Guidelines for the rendition of PGSS are attached hereto as Exhibit A.

15. FAILURE TO DELIVER. In the event Gas is not delivered to Cascade upon request in accordance with this Agreement, Seller's only liability, unless Cascade terminates pursuant to Section 25.11.1, shall be to reimburse Cascade for the difference between the: (1) the sum of the usage
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          rate and weighted average cost of Gas prepaid for by Cascade but not sold and delivered at the time of the failure to deliver and; (2) the cost of supplies purchased by Cascade in lieu of Gas. Cascade shall cooperate in Seller's effort to limit its liability by purchase and delivery of gas to cover any failure of Seller to deliver Gas. Such cooperation shall be required only to the extent it does not compromise Cascade's quality or availability of gas supply.


16. GAS SUPPLY AND TRANSPORTATION CONTRACTS. Seller has demonstrated to Cascade that it (Seller) has executed firm contracts for the supply of Gas and has provided for firm transportation of the Gas to the Delivery Point. Seller shall maintain firm supply and transportation contracts with respect to the Gas during the term of this Agreement sufficient to provide PGSS on a reliable basis. Seller shall inform Cascade in writing in the event that such gas supply contracts or transportation arrangements are proposed to be amended so as to materially affect the deliverability of Gas to the Delivery Point(s) or if such contracts are terminated.


17. NOMINATION. REPORTING AND BALANCE. Seller and Cascade agree that they will cooperate with each other in complying with nomination, balancing and reporting procedures required by Westcoast and Northwest.


18.  MEASUREMENT AND TESTING PROCEDURES AND ERRORS.


     (a) All measurements and testing of the Gas will be carried out by Westcoast or Northwest or Cascade in accordance with Westcoast's, Northwest's, or Cascade's normal
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          standards and procedures.   The Parties will accept all such
          measurements and test results and use such for all purposes of this Agreement, provided that any Party may at its expense audit and verify Westcoast's or Northwest's measurements and test results within one year after receipt of such and Seller may at its expense audit or verify Cascade's measurement and test results within one year after
          receipt of such.   If a Party upon such audit determines that
          Westcoast or Northwest or Cascade failed to carry out a measurement or test in accordance with Westcoast's or Northwest's or Cascade's normal standards and procedures, that Party shall promptly inform the other Party of the disparity and the Parties shall review whether a mistake was made and a correction is required.

     (b) In the event an error is discovered in the amount billed in any statement rendered by either Party, such error shall be adjusted within thirty (30) days of the determination thereof but no adjustment will be made for any error discovered more than two years after
          receipt of such statement.   In the event that any meter(s) shall be
          out of service or found to be registering inaccurately, it shall be
          adjusted at once to read as accurately as possible.   If such
          equipment is out of service or inaccurate such that it causes a measurement error on a thermal basis of less than one percent, a
          correction may be made if both Parties so agree.   If such measurement
          error is equal to or greater than one percent, on a thermal basis, then the previous readings of such equipment shall be corrected to zero error for a period agreed upon, or if not agreed upon, for a period of one-half (1/2) of the elapsed time since the last test.
          The volume of Gas delivered during such period shall be
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          determined by Cascade using one of the following three methods:


          (i) By using the registration of any check meters as may be installed and accurately registering; or, in the absence of (i);

          (ii) By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculations, or in the absence of both (i) and (ii);


          (iii) By estimating volume, (utilizing data for deliveries to Plant during periods when Cogeneration Plant experienced similar operating conditions and when Cascade's meter was registering accurately if such data is available).


19. WESTCOAST OR NORTHWEST PENALTIES. Any penalties payable to Westcoast or Northwest arising out of the activities of the Parties under the Agreement, including but not limited to failure to take delivery of Gas nominated or a failure to supply Gas so nominated, shall be borne by the Party causing that penalty to be incurred. If both Cascade and Seller have caused the penalty to be incurred, the penalty shall be allocated based on each Party's proportional share of the causation. Nothing in this paragraph 19 waives or compromises any Party's right to contest or defend any proposed penalty assessed by Westcoast or Northwest.


20. TITLE TO AND LIABILITY FOR GAS. As between Seller and Cascade, liability for, control of and title to all gas
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     delivered hereunder will pass from Seller to Cascade at the Delivery Point.
     Until such delivery, Cascade will have no liability either with respect to any Gas deliverable under this Agreement or for any occurrence regarding such Gas. After such delivery, Seller will have no liability either with respect to any Gas delivered under this Agreement or for any occurrence regarding such Gas.


21.  REPRESENTATIONS.
21.1 TENASKA AND PARTNERSHIP'S REPRESENTATIONS. Tenaska and Partnership each represents as to itself, as of the date hereof, as follows:


     (a) Tenaska is a corporation duly incorporated and validly existing and Partnership is a limited partnership duly formed and validly existing and each has full power and authority to carry on its business, to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to fully carry out their terms subject to Section 12(b);


     (b) Tenaska and Partnership hereto represent and warrant, that all necessary Partnership or corporate action as appropriate has been taken and authorization given to permit the execution, delivery and performance of this Agreement as an Agreement which is valid and binding on each of Tenaska and Partnership and enforceable against Tenaska and Partnership in accordance with its terms.


     (c) There is no litigation or proceeding pending, or to either Tenaska's or Partnership's knowledge threatened, against Tenaska or Partnership and Tenaska and Partnership do not
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          know of or have any reason for believing there is any action, proceeding, or inquiry which would materially affect their ability to carry out their obligations hereunder;


     (d) All rentals, fees and other payments which are due and owing with respect to the Gas delivered under this Agreement either have been paid prior to the date hereof, or will be paid promptly when due during the term of this Agreement; and


     (e) Tenaska and Partnership have no information or knowledge of any claim which may affect their title to or ownership of the Gas to be delivered hereunder.


21.2 CASCADE'S REPRESENTATIONS. Cascade represents to Seller, as at the date hereof, as follows:


     (a) Cascade is a corporation duly incorporated and validly existing and has full power and authority to carry on its business, to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to fully carry out its terms;


     (b) Cascade has duly and validly authorized by all necessary corporate action on its part the execution and delivery of this Agreement and the completion of the transactions contemplated herein; and


     (c) There is no litigation or proceeding pending, or to the knowledge of Cascade, threatened, against Cascade, and Cascade does not know of or have any reason for believing there is any action, proceeding or inquiry which may
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          materially affect its ability to carry out its obligations hereunder.


22.  FORCE MAJEURE.

22.1 Provided that notice is given as required by Section 22.5 below, a Party shall not be considered to be in default under this Agreement, and its obligations hereunder shall be suspended (except for Cascade's obligation to pay the Demand Rate and Gas Supply Standby Charge as provided for in Sections 5 and 6 and to pay for Gas previously delivered) in the event and for as long as such Party is prevented from fulfilling its obligations by reason of Force Majeure.


22.2 The term "Force Majeure" shall be deemed for the purposes of this Agreement to mean any cause or condition beyond a party's reasonable control which such Party is unable to overcome by the exercise of reasonable diligence including but not limited to storm, tornado, landslide, washout, flood, lightning, earthquake, volcano, fire, explosion, act of God, freezing of lines of pipe, breakdown or accident to or the reasonable potential of breakdown or accident to machinery, equipment or lines of pipe, civil disturbance, strike, lockout, national emergency, restraint by court or public authority, failure to act or delay in acting of civil, military or governmental or regulatory authority, or a change in law or regulation with which either Party subject to such change cannot reasonably comply. No Party shall be required to accede or agree to any provisions not satisfactory to it in order to settle or terminate a strike or other labor disturbance. Force Majeure shall include the inability of
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          materially affect its ability to carry out its obligations hereunder.


22.  FORCE MAJEURE

22.1 Provided that notice is given as required by Section 22.5 below, a Party shall not be considered to be in default under this Agreement, and its obligations hereunder shall be suspended (except for Cascade's obligation to pay the Demand Rate and Gas Supply Standby Charge as provided for in Sections 5 and 6 and to pay for Gas previously delivered) in the event and for as long as such Party is prevented from fulfilling its obligations by reason of Force Majeure.


22.2 The term "Force Majeure" shall be deemed for the purposes of this Agreement to mean any cause or condition beyond a reasonable control which such Party is unable to overcome by the exercise of reasonable diligence including but not limited to storm, tornado, landslide, washout, flood, lightning, earthquake, volcano, fire, explosion, act of God, freezing of lines of pipe, breakdown or accident to or the reasonable potential of breakdown or accident to machinery, equipment or lines of pipe, civil disturbance, strike, lockout, national emergency, restraint by court or public authority, failure to act or delay in acting of civil, military or governmental or regulatory authority, or a change in law or regulation with which either Party subject to such change cannot reasonably comply. No Party shall be required to accede or agree to any provisions not satisfactory to it in order to settle or terminate a strike or other labor disturbance. Force Majeure shall include the inability of
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          Seller to perform because of a failure of delivery of Gas at the
          Delivery Point or the failure of the Cogeneration Plant to convert to oil so as to make Gas available for sale if such failure is caused by an event of Force Majeure as described in this Section 22.2.


22.3 Force Majeure shall not include changes in market conditions, including but not limited to changes that affect the cost or availability of Gas to be supplied by Seller nor changes which affect the cost or demand for electricity or oil.


22.4 The Party claiming Force Majeure shall exercise due diligence to remove any disability to its performance caused by such Force Majeure with reasonable promptness and dispatch. In the event that the Party claiming Force Majeure may partially carry out such obligations, then such obligations of the Party claiming Force Majeure shall be partially suspended, such partial suspension to be commensurate with the reduction in the ability of the Party claiming Force Majeure to carry out its obligations hereunder. Where the obligation or operations, as the case may be, of the Party claiming Force Majeure are wholly suspended, each Day during the continuation of such suspension shall be a Full Force Majeure Day; and where such obligations or operations, as the case may be, are partially suspended, a commensurate fraction of each Day shall be a Partial Force Majeure Day.


22.5 (a) If Seller is prevented from fulfilling its obligations by reasons of Force Majeure and the disability to its performance caused by such Force Majeure is not permanently removed to Cascade's reasonable satisfaction
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          on or before 180 days from the date of notice given pursuant to
          Section 22.6, Cascade shall have the right to terminate this Agreement by giving written notice to Seller on or before 30 days after the date
          of expiration of the 180 day period.   Cascade's right to terminate
          shall expire if not exercised within the 30 day period.


     (b)  If Cascade terminates this Agreement as aforesaid, the provisions of
          Section 6 and Section 25.8 shall survive until the date of termination of the Transportation Agreement, the provisions of Section 25.11.(d) shall apply and Seller's sole liability shall be for amounts due and owing to Cascade as of the date of termination.


22.6 A Party may not assert Force Majeure as an excuse for failure to perform hereunder until the Party asserting failure to perform because of Force Majeure notifies the other Party in writing or by telecopy or telegraph of the commencement of the failure to perform due to Force Majeure. The notice shall specify the nature of the Force Majeure, the date of its commencement, the date of commencement of the failure to perform, the measures to be taken to alleviate such Force Majeure and the estimated time
     such corrective action is expected to take.   If the notice is given within
     seventy two (72) hours of the date of the commencement of the inability to perform, the date of commencement of the inability to perform shall be as set forth in the notice. If the notice is given subsequent to seventy two
     (72) hours, the date of commencement of the date of inability to perform shall be deemed to be seventy two hours prior to the date of the notice.

Agreement for Peak Gas Supply Service
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23.  REGULATORY COMPLIANCE.  Except as otherwise specifically agreed in writing, the Party who is responsible for obtaining regulatory approvals is also responsible for complying with and maintaining such approvals and agreements over the term of this Agreement. After approval of this Agreement has been obtained pursuant to Section 12(c), neither Seller nor Cascade shall contest or cause to be contested before any federal, state, county or other governmental body, including but not being limited to the WUTC or any successor governmental agency or department, or in any federal or state court the justness, reasonableness, or lawfulness of any rates, terms or conditions set forth in or established pursuant to this Agreement, including but not limited to the justness, reasonableness, or lawfulness of any such rates, terms or conditions under any federal, state or local statute, rule, regulation, ordinance or judicial decision, or any successor, supplemental or other acts.  Cascade shall not be prohibited from filing changes to its tariffs, including but not limited to, rates
     charged under the schedules 665, 682 and 683 from time to time.   To the
     extent this Agreement conflicts with any tariff filed by Cascade, the terms of this Agreement shall govern.


24. INDEMNIFICATION. Each Party will indemnify, defend and hold harmless the other Party and its officers, employees and agents from any and all claims, suits, actions, damages, costs (including, without limitation, reasonable attorney fees) or liabilities to the extent arising from the indemnifying Party's (a) failure to perform its obligations hereunder, or (b) breach of its representations or covenants hereunder.
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Agreement for Peak Gas Supply Service
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25.  MISCELLANEOUS.
25.1 NONWAIVER. Except as otherwise provided herein, the failure of either Cascade or Seller to exercise any right granted it hereunder shall neither impair nor be construed as a waiver of such Party's rights hereunder which are exercisable at any subsequent time or times.


25.2 SUCCESSORS AND ASSIGNS. Any company which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of either Cascade, Tenaska or Partnership, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. Any of the Parties may, without relieving itself of its obligations under this Agreement, assign any of its rights hereunder to a company with which it is affiliated. Except as provided above, no assignment of this Agreement or any of the rights or obligations hereunder shall be made by any Party unless there first shall have been obtained the written consent thereto of the other Parties which approvals shall not be unreasonably withheld. It is agreed, however, that the restrictions on assignment contained in this paragraph shall not in any way prevent any Party to this Agreement from pledging, assigning or mortgaging its rights hereunder as security for its indebtedness without the approval of the other Parties.


25.3 BENEFIT. This Agreement is for the benefit of and shall be binding upon the respective successors and permitted assigns of the Parties.


25.4 RECORDS AND AUDIT. The Parties will keep and maintain true and accurate books, records and accounts in respect

Agreement for Peak Gas Supply Service
Page 22


          of all statements, charges and computations made under this Agreement and will preserve these books, records and accounts for a period of at least six years after such statements, charges or computations are made. Such records shall be kept and maintained in accordance with generally accepted accounting principles applied consistently from year to year and good industry practices and distinguishable from all other books, records and accounts.


          Each Party has the right, at its sole cost and upon providing reasonable notice, to have a third party auditor, who is a member of a national accounting firm, audit on such Party's behalf during normal business hours the relevant accounts, books, records and charts of the other Party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. This right expires two years after the termination of this Agreement.


          If any error is discovered in any statement rendered hereunder, such error will be adjusted within 30 days from the date of discovery, but no adjustment will be made for any error discovered more than two years after receipt of such statements.


25.5 MODIFICATION. No modification of the terms and provisions of this Agreement shall be made except by the execution of written amendments executed by Seller and Cascade.


25.6 INDEPENDENT CONTRACTORS. Nothing herein shall be construed as creating or having created a partnership or

Agreement for Peak Gas Supply Service
Page 23


          joint venture between the Parties hereto, and no Party shall have the power to bind or obligate the others to an agreement with a third party except to the extent Seller has granted specific authority to Cascade with respect to gas supply and nominations.


25.7 CONFIDENTIALITY. Cascade and Seller agree that the terms of this Agreement or any draft thereof and any resulting transaction shall be kept strictly confidential, except to the extent required by applicable law, and except to the extent either Party is required to disclose pertinent information concerning this Agreement to its respective underwriters, lenders, regulators or Puget Sound Power and Light Company within the normal course of business. If either Party makes such disclosure, it shall advise the underwriters, lenders, regulators or Puget Sound Power and Light Company that the information disclosed is strictly confidential.


25.8 PAYMENTS.


          Monthly bills shall be rendered on a calendar month basis.


          The billing Party, on or before the tenth (lOth) day of each Month, shall render to the owing Party a statement showing the quantity of Gas delivered during the preceding Month and the amount due the billing Party by the owing Party at the applicable price herein.


          The owing Party shall pay the billing Party the amount invoiced on or before twenty-five (25) days following the Month in which such gas was delivered or fifteen (15) days after receipt of statement, whichever is later.

Agreement for Peak Gas Supply Service
Page 24



          All payments due to Cascade shall be made by electronic funds transfer to:

               US Bank of Washington
               ABA No.  125000105


          for credit to:

               Cascade Natural Gas Corporation
               Acct.  1707330369



          All payments due to Tenaska shall be made by electronic transfer to:
               The Chase Manhattan Bank, N.A.  New York

          for credit to the account of:
               Tenaska Gas Co.


          All payments due to Partnership shall be made by electronic transfer to:
               The Chase Manhattan Bank, N.A., New York


          for credit to the account of:
               Tenaska Washington Partners, L.P.

          Bills and notices shall be sent to the addresses set forth below unless otherwise specified in writing.


          Should either Cascade or Seller fail to pay on a timely basis all of the amount of any billing for services rendered, or for any other charges hereunder, interest thereon shall accrue at the then-effective posted prime lending rate of The Chase Manhattan Bank, N.A., New York, plus two (2) percent from the delinquent date until date of payment. However, if one Party, in good faith, shall

Agreement for Peak Gas Supply Service
Page 25



          dispute the amount of any such billing or part thereof and shall pay to the other Party such amounts as it concedes to be correct and at any time thereafter within thirty (30) days of a demand made by the other Party for the balance shall furnish a good and sufficient surety bond in amount and with sureties satisfactory to the billing Party conditioned upon the payment of any amounts ultimately found due upon such billing after a final determination, which may be reached by arbitration, then neither Party shall be entitled to suspend further receipt or delivery of Gas unless and until default be made in the conditions of such bond.


25.9 NOTICES.  Notices under this Agreement shall be sent to:


          CASCADE:       Cascade Natural Gas Corporation
                         222 Fairview Avenue North
                         Seattle, Washington 98109
                         Attention: Vice President, Gas Supply

          TENASKA:       Tenaska Gas Co.
                         407 North 117th Street
                         Omaha, Nebraska 68154
                         Attention: President

          PARTNERSHIP:   Tenaska Washington Partners, L.P.
                         407 North 117th Street
                         Omaha, Nebraska 68154
                         Attention: President, Tenaska
                                   Washington, Inc.



          Any Party may change its address by written notice to that effect to the other Parties. Notices given hereunder shall be deemed to have been effectively given upon delivery, if sent by telecopy, telex, or overnight delivery or five business days after deposit when deposited with the United States Postal Service, registered or certified mail with postage prepaid and

Agreement for Peak Gas Supply Service
Page 26



     directed to the post office address of the Parties as set out above.


25.10 SUBSEQUENT REGULATORY APPROVALS. To the extent that any modification, amendment or extension of this Agreement requires approval from governmental agencies, departments or regulatory bodies having jurisdiction, such modification, amendment or extension shall not be effective until such approval has been obtained in a form satisfactory to both Parties as agreed in writing by them.


25.11
25.11.1   TERMINATION FOR SUBSTANTIAL BREACH


     (a) In addition to other remedies that may be available, in the event either Cascade or Seller shall be in substantial breach of the terms of this Agreement, and shall not have cured such breach within 30 days after notice of substantial breach by the other Party, the Party not in breach shall have the right to terminate this Agreement at the end of the cure period by notice to the Party in breach; provided, however, if Seller fails to deliver Gas on three separate and distinct occasions for reasons other than Force Majeure, (Force Majeure may be counted as a failure to deliver Gas if reasonable efforts by Cascade and Seller fail to obtain alternate supplies pursuant to Section 15), Cascade shall have the right to terminate by written notice to Seller. Any failure to deliver which could have been prevented by Seller through the exercise of reasonable diligence shall not be considered an event of Force Majeure.

Agreement for Peak Gas Supply Service
Page 27


     (b) If the Agreement is terminated because of breach by Cascade and if Tenaska or the Partnership have constructed facilities as agreed to in advance by Cascade and solely for Cascade's PGSS Volumes and not otherwise required by Tenaska or the Partnership, Cascade will reimburse Tenaska or the Partnership for those facilities at depreciated book value less salvage value. If termination results from a breach by Tenaska or Partnership, Cascade shall have no reimbursement obligation to Tenaska or the Partnership.


     (c) If Seller terminates the Agreement pursuant to this Section, the provisions of Section 25.8 shall survive until the date of termination of the Transportation Agreement. However, should Cascade terminate the Agreement pursuant to this Section, the provisions of Section 6 and Section 25.8 shall survive until the date of termination of the Transportation Agreement.


     (d) Other than pursuant to Section 15, neither Cascade nor Seller hall be entitled to recover from the other Party for loss of use or for other punitive, special, incidental or consequential damages suffered as a result of or breach of any provision of this Agreement.


25.12 GOVERNING LAWS. The laws of the state of Washington shall govern this Agreement and the rights and the obligations of the Parties hereunder, and in the event of any action brought hereunder, venue shall be proper in the county of King, state of Washington.


25.13 CONDUCT OF OPERATIONS. Each Party will conduct its operations related to this contract in a careful and

Agreement for Peak Gas Supply Service
Page 28



     prudent manner in accordance with the terms of this contract, good industry practices and all applicable present and future valid laws, orders, directives, rules and regulations of duly constituted authorities having or purporting to have jurisdiction over such operations.


25.14 FURNISHING OF INFORMATION. Upon the written request by one Party the other will furnish information on a timely basis which the Party may reasonably require in respect of gas to be delivered hereunder or other matters relating to this contract.


25.15 ENTIRE AGREEMENT. The contract constitutes the entire agreement between the Parties with respect to the matters set forth hereunder. This contract may be executed in any number of counterparts each of which shall be deemed to be an original of this contract.


25.16 SEVERABILITY. If any provision hereof shall be found to be inoperative or in violation of any law or regulation, only that provision shall be deleted from this Agreement, and the remainder of this Agreement hall not be affected.


26. ARBITRATION. Any dispute or claim arising out of this Agreement shall be settled by arbitration. Arbitration proceedings shall be commenced by the delivery by either Party to the other of written notice demanding arbitration. The matter shall be submitted to such disinterested arbitrator as shall be agreed upon by the Parties. The arbitrator shall determine the rules to govern the arbitration proceeding. In the event the Parties are unable to agree upon an arbitrator within ten calendar days of the date a notice requesting arbitration

Agreement for Peak Gas Supply Service
Page 29



          is delivered, then arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If arbitration is conducted pursuant to the rules of the AAA, the controversy or claim shall be decided by a board of three arbitrators. The Parties each shall select one arbitrator within ten days of a demand for arbitration being made or, in the event of a Party's failure to so elect, an arbitrator shall be named for that Party by the AAA. Within ten days of their selection, the two arbitrators so selected shall select a third arbitrator from the National Panel of Arbitrators maintained by the AAA or as they otherwise shall agree. Any arbitration hearing shall be held at Seattle, Washington, unless the Parties agree otherwise. Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in King County Superior Court or any other court of competent jurisdiction. Notwithstanding any arbitration rules to the contrary, the award of the arbitrator(s) must be made no later than six (6) months following the date on which the arbitrator(s) are appointed. The arbitrator(s) shall have authority and discretion to award costs and reasonable attorney's fees to the prevailing Party.


27. ATTORNEY'S FEES. In the event it becomes necessary for either Party to obtain the services of an attorney for the purposes of enforcement of any of the provisions of this Agreement, the prevailing Party shall be entitled to reimbursement of all reasonable attorney's fee and collection costs as the arbitrator, the trial judge or the appellate court may judge reasonable in the arbitration,

Agreement for Peak Gas Supply Service
Page 30



          the action and the appeal, if any, along with statutory costs, disbursements, and applicable interest.


28.  STATUS OF TENASKA AND PARTNERSHIP AS SELLER.


28.1 Subject to the provisions of this Section 28, Tenaska and Partnership shall be referred to collectively as "Seller" throughout this Agreement and shall be jointly and severally liable for the duties, obligations and liabilities of Seller hereunder.


          Cascade, Tenaska and Partnership each further acknowledges and agrees that as between Tenaska and Partnership, Partnership is the intended beneficiary of this Agreement.


28.2 In the event that the Gas Sales Agreement is terminated for any reason, each of Tenaska and Partnership shall have the right, upon sixty (60) days written notice, to terminate this Agreement as to Tenaska only but such termination shall not relieve Tenaska of any of its responsibilities under this Agreement.


28.3 Notwithstanding any other provision of this Agreement to the contrary, all actions to be taken by Seller with respect to this Agreement, including but not limited to entering into amendments to this Agreement, shall require the written agreement of Tenaska, Partnership and Cascade, and Cascade shall not rely upon any action taken by Seller unless each of Tenaska and Partnership has agreed in writing to such action.

Agreement for Peak Gas Supply Service
Page 31



IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in several counterparts by their proper officers thereunto duly authorized as of the date first hereinabove written.

ATTEST:                       CASCADE:  CASCADE NATURAL GAS
                                                  CORPORATION


// Yvvone Fourno //           By:  //W.  Brian Matsuyama//
                              Title:    President


ATTEST:                       TENASKA;  TENASKA GAS CO

//Ronald Quexon, Secretary//  By:  //Larry V.  Pearson//
                              Title:    Vice President

                              PARTNERSHIP:TENASKA WASHINGTON
                                        PARTNERS, L.P.

                              By:  Tenaska Washington I, L.P.
                                   Managing General Partner

                              By:  Tenaska Washington, Inc.
                                   Managing General Partner
ATTEST:

//Douglas A.  Troupe//        By:  //Thomas E.  Hendrick//
Assistant Secretary           Title:    Vice President

                                    EXHIBIT A

                                 TENASKA GAS CO.
                             PEAK GAS SUPPLY SERVICE
                                       FOR
                         CASCADE NATURAL GAS CORPORATION
                              OPERATING GUIDELINES

1. Seller and Cascade will have responsible personnel available at all times to accept and implement operational communications concerning PGSS service.
      Communications will be by telephone voice communication followed by a confirming facsimile or by facsimile if voice contact cannot be established.

2.   Cascade shall have the right to initiate PGSS or change the volume of the
     PGSS being received once per day.   Seller and Cascade may mutually agree
     to initiate or change PGSS volumes more than once per day.

3.   Cascade shall give as much notice as is possible, but not less than four
     (4) hours, prior to initiating or terminating PGSS or not less than two (2) hours prior to changing the PGSS volume.

4.   Cascade or the transporter delivering gas to Cascade shall be responsible
     for the measurement of gas taken during the period of PGSS.   The volume of
     gas actually taken by Cascade during such a period shall reduce the PGSS gas for which Cascade has prepaid and which has not been previously delivered to Cascade.

5. Seller shall cause the cogeneration plant to transition its fuel consumption from gas to oil or oil to gas, as the case may be, as requested
     by Cascade.   However, the Parties recognize and agree that during such
     transition, the Cogeneration Plant Operator shall use its judgement and experience to make such transition expeditiously and, in most cases, within one hour.

6.   Cascade shall nominate periods of six or more hours for PGSS.   The Parties
     may mutually agree to a shorter period for PGSS.

7. Seller shall cause the Cogeneration Plant to make Gas available in whole turbine units as such are running at the time of the request, approximately
     25,000 MMBtu per day per turbine unit.   The initial cogeneration plant
     contemplates having two combustion turbines.   Hence, Cascade may request
     one unit or both units be dispatched to oil or returned to gas and Seller will comply with such request within the confines of the PGSS service.

8.   Seller and Cascade recognize and agree that some gas will be used during
     periods when Cascade is receiving PGSS.   These gas uses are not switchable
     to oil and will amount to less than 6,500 MMBtu per day and the volume of Gas requested by Cascade may be reduced by such amount.

9. In the event that the Cogeneration Plant is not operating at the time of a request by Cascade for PGSS, Seller will immediately request its supplier(s) and transporters to begin delivering gas for Cascade's use. The Parties recognize that nomination time constraints will impact the effectiveness of using supply nominations to serve PGSS and any PGSS nomination shall be consistent with normal scheduling of gas sales and transportation.

10. In the event that Seller's gas supply has been resold to a third party at the time of a request by Cascade for PGSS, Seller will immediately notify its buyer that the gas sale has been curtailed and Seller will make the gas
     available to Cascade as PGSS.   Seller will not resell any of its gas
     supplies under agreements whose terms would preclude Seller from complying with all responsibilities and obligations of the PGSS Agreement.

11. Penalties incurred by Cascade from West Coast Energy, Inc. or Northwest Pipeline Corporation as a result of nomination imbalance or unauthorized overrun, will be passed on directly to those customer(s) or groups of customer(s) whose take levels contribute to the imposition of the penalty. Such penalties shall be allocated among such customers, including Cascade's system supply customers, in proportion to the nomination imbalance or unauthorized overrun associated with each customer or group of customers.

12. Thermal equivalence will be based on the actual gross heating value of the fuel oil purchased by Seller, as the thermal equivalent of PGSS Gas, as verified by invoices or delivery tickets and will determine the inventory
     level of PGSS Gas owned by Cascade.   Consumption of PGSS Gas will be
     determined by the actual MMBtu's delivered to Cascade by Seller's producers and transporters during period of PGSS usage.

                             TENASKA AND AFFILIATES
                               ARE RELOCATING THE
                             OMAHA CORPORATE OFFICES

                            Effective April 18, 1994
                    (Office will be closed Friday, April 17)

                               THE NEW ADDRESS IS:

                           1044 N. 115 St., Suite 400
                             Omaha, NE  681544-4446

                            Telephone (402) 691-9500

                            ALL PHONE AND FAX NUMBERS
                                 REMAIN THE SAME
                                 (except below)

                         TENASKA INTERNATIONAL DIVISION
                            NEW DIRECT DIAL NUMBERS:

             General  (402) 691-9500    Lyle Bauer   (402) 691-9566
             Fax      (402) 691-9570    Tony Fontana (402) 691-9567